Exhibit 99

Dear Sputnik Shareholder:

Here is a brief update on Sputnik's latest SEC filing and progress over the past few months. Overall, we're pleased with the progress we are making on a number of initiatives.

SEC Filing

On the regulatory front, on April 17 Sputnik filed its audited 2006 financial statement. See: http://tinyurl.com/262b5z. In this document you can obtain more detailed information about the company. (For links to all of our filings, check out the Investors section of our web site at http://www.sputnik.com/aboutus/ir.html.)

A few key financial highlights include:

-	2006 revenues were $489,394, a decrease of $68,121 from 2005

-	Gross margins increased from 50% in 2005 to 65% in 2006 as we shifted our business from hardware to software subscriptions

-	Gross profit in 2006 was $319,820, an increase of $39,869 in 2005

-	Net loss for 2006 was $205,680 versus $14,407 in 2005

Please see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in our Form 10-KSB filing for more detailed information about our operating results.

Sputnik Fundraising

-	We are pleased that our fundraising was a success. The company was oversubscribed with its last fundraising efforts and raised our maximum of $812,500 - we welcome our new investors!

-	The total funds raised from investors since founding the company now stands at $893,500.

Product Development

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In April we shipped WorldPay Payment Gateway support, enabling billing for Wi-Fi services in 144 currencies for our growing base of international customers. See: http://www.sputnik.com/newsroom/releases/pr070412.pdf.

-	We also announced and shipped an updated version of Sputnik Control Center software. See: http://www.sputnik.com/blog/?p=51.

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This week we announced and shipped a major update to our free SputnikNet Express service, which includes new management features and the ability to run localized advertising. See: http://www.sputnik.com/newsroom/releases/pr070501.pdf.

-	We are pleased to announce that we added another senior engineer to the team to assist us with the development of our next-generation Wi-Fi business software.

Sales and Marketing

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We received a nice write-up in IT Professionals blog called "Sputnik Wi-Fi - A Year Later and Still Recommended". Excerpt: "I have been able to fend off network abuses, gather data on bandwidth usage and really gain some insight as to high and low points on the store’s customer data usage. But without question, the single thing I like the most is the ability to straight up block individuals whom I have deemed responsible for abusing bandwidth privileges." See: http://www.lockergnome.com/nexus/it/2007/04/25/sputnik-wifi-a-year-later-and-still-recommended/.

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We are undertaking a search for VP of Sales with strong experience building sales channels. Superb people are hard to find, so we're using every network we have. If you know any outstanding candidates, please put them in touch with me directly.

Thank you for your continued support.

Please feel free to call me at anytime if you have any questions.

Best,

David LaDuke
CEO Sputnik

The matters set forth in this document are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.